UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 4, 2014

TRI Pointe Homes, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-35796	27-3201111
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

19520 Jamboree Road, Suite 200, Irvine, California	92612
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (949) 478-8600

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

On September 4, 2014, VIII/TPC Holdings, L.L.C. (the “Starwood Fund”), a subsidiary of a private equity fund managed by an affiliate of Starwood Capital Group L.P., informed TRI Pointe Homes, Inc. (the “Company”) as follows:

“VIII/TPC Holdings, L.L.C. (the “Starwood Fund”) holds 11,985,905 shares (the “Starwood Shares”) of the common stock of TRI Pointe Homes, Inc. (the “Company”). While the Starwood Fund currently intends to be a long-term holder of the Starwood Shares, the Starwood Fund desires to return capital to its investors. As a result, the Starwood Fund has entered into (i) a Credit Agreement, dated as of September 4, 2014, among the Starwood Fund, Citibank, N.A., as administrative agent, and the lenders party thereto (the “Lenders”) from time to time (the “Credit Agreement”), (ii) a Security Agreement, dated as of September 4, 2014, by and between the Starwood Fund and Citibank, N.A., as collateral agent (the “Security Agreement”), and (iii) a Collateral Account Control Agreement, dated as of September 4, 2014, among the Starwood Fund, Citibank N.A., as collateral agent, and Citigroup Global Markets Inc., as securities intermediary (the “Collateral Account Control Agreement” and, collectively with the Credit Agreement and the Security Agreement, as each may be amended, restated, supplemented or otherwise modified from time to time, the “Loan Documents”). Pursuant to the Loan Documents, the Starwood Fund has pledged the Starwood Shares as collateral in connection with a margin loan (the “Margin Loan”) in lieu of selling or otherwise distributing the Starwood Shares to monetize its investment in the Company. The scheduled maturity date of the Margin Loan is two years after its initial closing date.

The Margin Loan is designed to permit the Starwood Fund to obtain partial liquidity with respect to its investment in the Company while permitting the Starwood Fund to retain beneficial ownership of the Starwood Shares and participate in the future potential upside of the Company. Under the Loan Documents, the initial principal amount of the Margin Loan cannot exceed 50% of the value of the Starwood Shares at the time the Margin Loan is made. The Starwood Fund is required to maintain a minimum amount of overcollateralization for the Margin Loan, comprising the then-current value of the Starwood Shares and, if necessary, additional collateral provided by the Starwood Fund. Under certain circumstances relating to the Company or the value of the Starwood Shares, the Starwood Fund may be obliged to repay the Margin Loan in full.

As of September 4, 2014, the Starwood Fund has borrowed an aggregate of approximately $87.0 million under the Loan Documents. As of the same date, the Starwood Shares represented approximately 7.4% of the Company’s issued and outstanding common stock.

The Loan Documents contain customary default provisions. In the event of a default under the Loan Documents by the Starwood Fund, the Lenders may, among other things, foreclose upon and sell the Starwood Shares and seek recourse against the Starwood Fund.”

The Company did not independently verify or participate in the preparation of the foregoing disclosure. In addition, the Company is not a party to the Loan Documents and has no obligations thereunder, but has delivered a letter to Citibank N.A. pursuant to which it has made certain customary acknowledgments with respect to the Pledged Shares, the Loan Documents, and the Margin Loan.

On August 5, 2014, the Starwood Fund also delivered to the Company a notice of exercise of registration rights pursuant to the Registration Rights Agreement, dated as of January 30, 2013, among the Company, the Starwood Fund and certain other Company stockholders, requesting that the Company file a shelf registration statement to register the Starwood Shares. The Company intends to prepare and file the shelf registration statement and a prospectus supplement as soon as practicable.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRI Pointe Homes, Inc.

Date: September 4, 2014	By:	/s/ Bradley W. Blank
Bradley W. Blank Vice President, General Counsel and Secretary